EXHIBIT 99.1

INTER-TEL Finalizes Deal to Purchase LAKE Communications

March 9, 2005, Tempe, Arizona- Inter-Tel LAKE Ltd, a wholly owned Irish subsidiary of Inter-Tel Incorporated (NASD: INTL) executed an agreement closing the transaction for the purchase of 100% of the issued share capital of LAKE Communications Limited and certain affiliated entities for approximately $28 million, plus an earn-out of up to $17.6 million based upon certain targets relating to operating results for LAKE through the first eighteen months following the closing date of the transaction. The transaction closed out of escrow on March 4, 2005 upon the release from escrow of closing documentation.

LAKE, based in Dublin, Ireland, is a provider of small office converged communications solutions that include data router, firewall, business communication system and voice mail with auto attendant to the under 40 user market. LAKE designs and develops its products for sale through a distribution network of telecom operators and distributors in Europe and Australia, as well as the EncoreCX® product currently being distributed by Inter-Tel in the United States.

“LAKE has been successful in designing and distributing small office solutions and products both domestically and through international distribution,” stated Jeff Ford, Inter-Tel chief technology officer. “Their products will complement the Inter-Tel product portfolio allowing us to further service our customers.”

“LAKE will strive to build our position in the small-business market. I anticipate that Inter-Tel’s financial and technological strengths will assist us in the rollout of new products to our customers,” said Anthony Bermingham CEO of LAKE.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the products of Inter-Tel and LAKE complementing each other allowing us to further service our customers and rolling out of new products more quickly. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to, the timely and successful integration of the combined business operations; retention of personnel, existing distributors and customers; the potential impact of industry, competitive and technological changes, including customer reaction to the agreement; dependence on new product development; market acceptance of new products; and product defects. For a further list and description of such risks and uncertainties, please see Inter-Tel’s previously filed SEC reports, including Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 15, 2004 and Inter-Tel’s Form 10-Q filed with the SEC on November 5, 2004. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Inter-Tel, Incorporated

Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs over 2,000 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and over 350 authorized providers in North America, Europe, Japan and South Africa. More information is available at www.inter-tel.com

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